Exhibit No. 99.1

Mikron Infrared, Inc Reports Results for Fiscal Year 2004
Mikron Posts Record Annual Sales and Operating Profits

Mikron Infrared, Inc. (NASD:MIKR) announced its financial results for its fiscal year ended October 31, 2004.

Mikron's fiscal year and fourth fiscal quarter sales and operating income were records for the company. Sales for fiscal 2004 were 13% higher than fiscal 2003 sales ($26,017,127 and $23,075,094 respectively) and fiscal 2004 fourth quarter sales were 18% higher than the same quarter of fiscal 2003 ($7,312,705 and $6,194,353 respectively).

Gross profit percentage was 52.6% in fiscal 2004 compared to 49.9% in fiscal 2003 due primarily to a more favorable product mix.

Fiscal 2004 operating income was 57% higher than fiscal 2003's operating income ($3,125,215 and $1,985,552 respectively). Fiscal 2004 fourth quarter operating income was 238% higher than the same quarter of fiscal 2003 ($1,081,976 and $319,703 respectively). Basic earnings per share were $0.34 for fiscal 2004 compared to $0.20 for fiscal 2003. Fully diluted earnings per share were $0.33 for the fiscal 2004 compared to $0.19 for fiscal 2003.

Gerry Posner, Mikron's President, commented that: "FY 2004 was another benchmark year for Mikron. Both sales and profit results reflected the investment we have been making in strengthening distribution channels and in new products. One of the most gratifying aspects of Mikron's performance during FY2004 was the improvement of approximately 2.7 percentage points in gross profit."

Dennis Stoneman, Mikron's Executive Vice President said: "We continue to expand our product offering which allows us to use infrared technology in new applications. FY 2004 saw the introduction of several significant new products during the second half. These new products had a substantial influence on our increased sales during the last half of the year."

Mr. Stoneman added, " We believe we have positioned ourselves to capitalize on an improving economy and are looking forward to an even more successful year in fiscal 2005.

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ (Tel. No. 201/405-0900)

Consolidated Statements Of Operations

	3 Months Ended October 31, 2004	3 Months Ended October 31, 2003	Fiscal Year Ended October 31, 2004	Fiscal Year Ended October 31, 2003
Revenues:
Net Sales	$7,312,705	$6,194,353	$26,017,127	$23,058,982
Royalties	0	0	0	16,112
Total Revenues	7,312,705	6,194,353	26,017,127	23,075,094
Costs and Expenses
Cost of goods sold	3,528,186	3,035,058	12,333,400	11,552,494
Selling, General and Administrative	2,133,173	2,370,551	8,482,091	7,823,651
Research, Development And Engineering	569,370	469,041	2,076,421	1,713,397
Total Costs and Expenses	6,230,729	5,874,650	22,891,912	21,089,542
Income from Operations	1,081,976	319,703	3,125,215	1,985,552
Other Income (Expense):
Interest (Net)	(91,268)	(78,971)	(292,428)	(288,020)
Other (Expense) Income, net	69,486	(65,744)	52,855	(76,275)
Net Income Before Income Taxes	1,060,194	174,988	2,885,642	1,621,257
Income Tax Provision	(364,560)	(68,097)	(1,092,444)	(639,900)
Net Income	695,634	106,891	1,793,198	981.357
Net Income per Share- Basic	$0.13	$0.02	$0.34	$0.20
Weighted Average Number of Shares-Basic	5,269,628	4,951,824	5,269,628	4,951,824
Net Income per Share-Diluted	$0.13	$0.02	$0.33	$0.19
Weighted Average Number of Shares- Diluted	5,417,219	5,109,576	5,417,219	5,109,576

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: -- Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could effect the company's actual results include but are not limited to the risks discussed in the company's Annual Report on Form 10-KSB for the year ended October 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

Contact: Mikron Infrared, Inc Paul Kohmescher 201/405-0900